    NEWS RELEASE

Par Pacific Announces Acquisition of ExxonMobil Billings Refinery and Associated Marketing and Logistics Assets

-    $310 million base purchase price expected to be funded by cash on hand and existing credit lines

-    Enhances scale and geographic diversification, increasing total throughput capacity to approximately 218,000 bpd

-    Expect over $30 million in commercial and cost synergies

-    Billings refinery and associated marketing and logistics assets enhance Par Pacific’s existing Pacific Northwest market position

-    Well-positioned to source discounted Western Canadian and regional Rockies crude grades through attractive pipeline system

-    Expected to be immediately accretive to Adjusted Net Income and Free Cash Flow per share

HOUSTON – October 20, 2022 – Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific”) today announced that it has signed a definitive agreement to acquire the 63,000 bpd Billings refinery and associated marketing and logistics assets (collectively, the “Billings Assets”) from Exxon Mobil Corporation and two of its subsidiaries for a base purchase price of $310 million, plus hydrocarbon and other inventory to be valued at closing. Par Pacific expects to fund the acquisition with cash on hand and availability under existing credit facilities, based on liquidity of approximately $495 million on September 30, 2022. Hydrocarbon inventory is expected to be financed by a new working capital facility. The transaction is expected to be immediately accretive to Adjusted Net Income and Free Cash Flow per share and is expected to close in the second quarter of 2023, subject to customary closing conditions.

“This acquisition will significantly enhance our scale and geographic diversification and underpins our focus on pursing strategic growth initiatives,” said William Pate, President and Chief Executive Officer of Par Pacific. “We look forward to welcoming the dedicated and highly skilled Billings employees to our team. This acquisition expands our fully integrated downstream network in the western United States.”

The 63,000 bpd Billings refinery is a high-conversion, complex refinery, which processes low-cost Western Canadian and regional Rocky Mountain crude oil grades. Par Pacific is evaluating renewable fuels opportunities to supplement the refinery’s conventional fuel production and utilize its existing market position in Washington to reduce the carbon intensity of its fuel sales in accordance with the recently enacted Washington low-carbon fuel standard.

In addition to the refining assets, the transaction includes a 65% interest in an adjacent cogeneration facility and an expansive PADD IV & V marketing and logistics network. The logistics assets include the wholly-owned 70-mile, 55,000 bpd Silvertip Pipeline, a 40% interest in the 750-mile, 65,000 bpd Yellowstone refined products pipeline, and seven refined product terminals. Total storage capacity across the refinery and logistics locations totals 4.1 MMbbls. The acquisition also includes a long-term ExxonMobil-branded fuels marketing arrangement to supply approximately 300 retail locations.

Conference Call

A conference call to discuss the acquisition is scheduled for Friday, October 21, 2022 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To access the call, please dial 1-833-974-2377 inside the U.S. or 1-412-317-5782 outside of the U.S. and ask for the Par Pacific call. Please dial in at least 10 minutes early to register. The webcast may be accessed online through the Company’s website at http://www.parpacific.com on the Investors page. A telephone replay will be available until November 4, 2022 and may be accessed by calling 1-877-344-7529 inside the U.S. or 1-412-317-0088 outside the U.S. and using the conference ID 7995175.

About Par Pacific
Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, owns and operates market-leading energy, infrastructure, and retail businesses. Par Pacific’s strategy is to acquire and develop businesses in logistically complex, niche markets. Par Pacific owns and operates one of the largest energy networks in Hawaii with 94,000 bpd of operating refining capacity, a logistics system supplying the major islands of the state and 90 retail locations. In the Pacific Northwest and the Rockies, Par Pacific owns and operates 61,000 bpd of combined refining capacity, related multimodal logistics systems, and 29 retail locations.  Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado. More information is available at www.parpacific.com.

Forward-Looking Statements
This press release includes certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the "safe harbor" from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements with respect to the acquisition of the Billings Assets (the "Acquisition"), the effects and timing of the closing of the Acquisition, the anticipated cash on hand and other financing for the Acquisition and the acquisition of the hydrocarbon inventory, the anticipated synergies and other benefits of the Acquisition, including renewable growth opportunities, the anticipated financial and operating results of the Acquisition and the effect on Par Pacific's cash flows and profitability (including Adjusted EBITDA and Adjusted Net Income and Free Cash Flow per share) are forward-looking statements. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties, including, among other things, Par Pacific’s ability to successfully close the Acquisition and, once closed, integrate the Billings Assets into Par Pacific’s existing operations. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Par Pacific further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.

Investor Relations Contact
Ashimi Patel
Director, Investor Relations
apatel@parpacific.com
832-916-3355
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